Exhibit T3B-4

FIRST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

PERFORMANCE DRILLING COMPANY LLC

This First Amended and Restated Operating Agreement of Performance Drilling Company LLC (this “Agreement”) is made and entered into as of                             , 2014 (the “Effective Date”), by and among the undersigned Member of Performance Drilling Company LLC (the “Company”).

WHEREAS, the Member(s) of the Company entered into that certain Limited Liability Company Agreement dated March 14, 2006, as amended by the Amendment to the Operating Agreement dated October 31, 2006 and by the Second Amendment to Operating Agreement dated March 12, 2010 (collectively, the “Prior Operating Agreement”) relating to the Company; and

WHEREAS, the Member desires to amend and restate in its entirety the Prior Operating Agreement in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Defined Terms. The following terms used in this Agreement will have the following meanings (unless otherwise expressly provided herein):

(a) “Act” means the Revised Mississippi Limited Liability Company Act, as now in effect and as amended or superseded from time to time.

(b) “Capital Account” means, as of any given date, the aggregate Capital Contribution to the Company by a Member, as adjusted, pursuant to this Agreement.

(c) “Capital Contribution” means any contribution to the capital of the Company in cash or property or services by a Member whenever made, including without limitation any payments made by a Member in satisfaction of any obligation of the Company.

(d) “Certificate” means the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Mississippi and as the same may be amended from time to time.

(e) “Company” means Performance Drilling Company LLC, the limited liability company formed by the filing of the Certificate. If “Company” is used in reference to the Code or any Treasury Regulation, then solely for purposes of applying the Code or Treasury Regulation, “Company” will be understood to constitute a “partnership.”

(f) “Deficit Capital Account” means with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments: (i) credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations. This definition of Deficit Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

(g) ““Effective Date” is defined in the preamble of this Agreement.

(h) “Financial Interest” means a Member’s or Financial Interest Owner’s right to share in the Company’s Net Profits, Net Losses and distributions of the Company and to receive interim and liquidation distributions of the Company pursuant to this Agreement and the Act, but does not include any Governance Interest.

(i) “Financial Interest Owner” means the owner of a Financial Interest who is not a Member.

(j) “Fiscal Year” means the Company’s fiscal year, which will end on the last day of December of each year.

(k) “Governance Interest” means a Member’s right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement and the Act.

(l) “IRC” or “Code” means the Internal Revenue Code of 1986, as amended.

(m) “Manager” means the Person so named in or elected pursuant to this Agreement or any successor.

(n) “Member” or “Members” means each Person who executes a counterpart of or joinder to this Agreement as a Member and each of the Persons who may hereafter become Members. If “Member” is used in reference to the Code or any Treasury Regulation, then solely for purposes of applying the Code or Treasury Regulation, a “Member” will be understood to constitute a “partner.”

(o) “Membership Interest” or “Interest” means a Member’s entire interest in the Company, including such Member’s Financial Interest and Governance Interest as set forth on Exhibit “A”, attached hereto, and the rights to transfer or assign either the Financial Interest, the Governance Interest, or both. In the event a Member has assigned, in accordance with the terms of this Agreement, some of its Financial Interest, in such case “Membership Interest” or “Interest” means the Member’s remaining interest in the Company, including such Member’s Governance Interest and any remaining Financial Interest, as set forth on Exhibit “A”, attached hereto, and the rights to transfer or assign the Governance Interest, any remaining Financial Interest, or both.

(p) “Net Profits” and “Net Losses” means the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting adopted by the Company.

(q) “Operating Agreement” and “Agreement” means this Agreement as originally executed and as may be amended from time to time serving as the “operating agreement” as defined in the Act.

(r) “Operating Expenses” means all expenses relating to the operations of the Company, including without limitation, debt service payments on the loans of the Company, utilities, insurance, taxes and management fees.

(s) “Person” means natural persons and organizations, including without limitation, general partnerships, limited partnerships, limited liability partnerships, limited liability companies, professional limited liability companies, corporations, professional corporations, professional associations, trustees, personal representatives, fiduciaries, or persons performing in any similar capacity, trusts, estates, and other associations.

(t) “Transfer” means any (a) sale, assignment, pledge, hypothecation, transfer, exchange, grant of a security interest, lien or other transfer for consideration, or (b) gift, bequeath or other transfer for no consideration, of all or any part of a Member’s Interest or a Financial Interest Owner’s Financial Interest.

(u) “Treasury Regulations” and “Treas. Reg.” means proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

1.02 Other Definitional Terms. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined and when required by the context, the masculine gender will include the feminine and neuter genders and vice versa. The words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein will be construed in accordance with generally accepted accounting principles. Terms used herein that are defined in the Act, unless otherwise defined herein, will have the meanings specified in the Act.

ARTICLE 2

FORMATION AND PURPOSE OF THE COMPANY

2.01 Formation. On March 14, 2006, the Company was organized as a Mississippi limited liability company by executing and delivering the Certificate to the Mississippi Secretary of State in accordance with and pursuant to the Act.

2.02 Name. The name of the Company is “Performance Drilling Company LLC.” The name of the Company may be amended from time to time by the Members.

2.03 Principal Place of Business. The principal place of business of the Company will be 4326 Highway 80, Pelahatchie, Mississippi 39145. The Company may locate its places of business and registered office at any other place or places as the Manager may from time to time deem advisable.

2.04 Registered Office and Registered Agent. The registered agent for service of process and the registered office will be that Person and location reflected in the Certificate as filed in the office of the Secretary of State. The Manager may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office will change, the Manager will promptly designate a replacement registered agent or file a notice of change of address.

2.05 Term. The term of the Company began with the date of filing of the Certificate with the Secretary of State of the State of Mississippi, and will continue perpetually, unless the Company is earlier terminated in accordance with the either provisions of this Agreement or the Act.

2.06 Purpose. The business and purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act, to exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Act, and to engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE 3

MANAGEMENT OF THE COMPANY

3.01 Management. The business and affairs of the Company will be managed by the Manager. The Manager will direct and manage the business of the Company in accordance with the terms hereof, in good faith and to the best of its ability. Except for situations in which the approval of the Members is expressly required by this Agreement or by non-waivable provisions of applicable law, the Manager will have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

3.02 Number, Designation. The Company will have one (1) Manager, who need not be a Member of the Company. The initial Manager of the Company will be David G. Farmer. The Manager will hold office until his/its death, resignation, removal or dissolution. The Manager need not be a resident of the State of Mississippi.

3.03 Resignation. The Manager may resign at any time by giving written notice to the Members of the Company. The resignation of the Manager will take effect upon receipt of that notice or at such later time as will be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation will not be necessary to make it effective. The resignation of a Manager who is also a Member will not affect the Manager’s rights as a Member and will not constitute a withdrawal of a Member.

3.04 Removal. At a meeting called expressly for that purpose or by written consent, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of Members holding Governance Interests in excess of fifty percent (50%) of the Governance Interests of all the Members entitled to vote on, consent to, or approve a particular matter. The removal of a Manager who is also a Member will not affect the Manager’s rights as a Member and will not constitute a withdrawal of a Member.

3.05 Vacancies. In the event of a vacancy occurring in the position of Manager of the Company, such position may be filled by the affirmative vote of the Members holding a majority of the Governance Interests. A Manager elected to fill a vacancy will hold office until his/its death, resignation, removal or dissolution.

3.06 Action by Consent of Managers. Any action required or permitted to be taken at a meeting of the Managers may be taken without such a meeting if one or more written consents, describing and evidencing the action so taken, will be signed by all of the Managers and included in the minutes or filed with the Company’s records reflecting the action taken, with such action to be effective when the last Manager signs the consent. The consent will have the same effect as a meeting vote and may be described as such in any document.

3.07 Compensation. The Manager may receive a salary or otherwise be compensated as provided for in a separate agreement or document approved by Members holding a majority of the Governance Interests.

ARTICLE 4

OFFICERS

4.01 Authority. The Manager will have the power and authority to delegate to one or more other Persons powers to manage or control the business and affairs of the Company, including without limitation the power to delegate to agents and employees of the Company or to delegate by agreement to other Persons.

4.02 Titles. The officers of the Company will be appointed by the Manager and may be a President, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Treasurer and a Secretary and any other officers the Manager appoints as described below. Any number of offices may be held by the same person. No officer need be a Member or Manager of the Company or a resident of the State of Mississippi.

4.03 Appointment. Each officer of the Company will be appointed by the Manager and will hold office until his successor has been appointed and qualified, or until his earlier death, resignation or removal by the Manager.

4.04 Compensation. The compensation of all officers of the Company, if any, will be fixed by the Manager.

4.05 Removal and Resignation; Vacancies. Any officer may be removed with or without cause at any time by the Manager. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Manager. Unless otherwise specified therein, such resignation will take effect upon delivery. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise, will be filled by the Manager.

4.06 Authority and Duties. The officers of the Company will have such authority and will exercise such powers and perform such duties as may be specified in this Agreement or as otherwise delegated or approved by the Manager, except that in any event each officer will exercise such powers and perform such duties as may be required by law.

4.07 President. The President will be the chief executive officer of the Company and will see that all orders and resolutions of the Manager are carried into effect. He or she will manage and administer the Company’s business and affairs, subject to the Manager’s ultimate control, and will also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer of a corporation. The President will preside at all meetings of the Members, if so directed by the Manager. Subject to the Manager’s ultimate control, the President will have general supervision and management of the business policy of the Company. He or she will have the authority to sign, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Company. The President will perform such other or different duties and have such other or different powers as the Manager may from time to time prescribe.

4.08 Additional Officers. The Manager may appoint such other officers and agents as it may deem appropriate, and such other officers and agents will hold their offices for such terms and will exercise such powers and perform such duties as may be determined from time to time by the Manager. The Manager from time to time may delegate to any officer or agent the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer or agent may remove any such subordinate officer or agent appointed by him, with or without cause.

4.09 Notice of Employment and Removal of Officers. Absent a written agreement signed by a duly authorized officer of the Company to the contrary, all employment with the Company, including any employment of officers, is “at will.” Election to an office does not itself constitute employment with the Company and does not change the nature of any employment. The employment of officers, like that of all other employees and/or services of officers, may be terminated at any time, with or without cause, and without further obligation.

4.10 Security. The Manager may direct that the Company secure the fidelity of any or all of its officers or agents by bond or otherwise.

ARTICLE 5

RIGHTS AND OBLIGATIONS OF MEMBERS

5.01 Names and Addresses of Members. The names and addresses of the Members are to be kept and maintained at the Company’s principal place of business. The Company currently has one (1) Member as set forth on Exhibit “A” attached hereto. Additional Members may be added subsequent to the Effective Date in accordance with the terms and conditions of this Agreement. Upon written request of any Member, the Manager will provide a list showing the names, addresses, and Membership Interest of all Members.

5.02 Member Authority. No Member will have any power or authority to bind the Company unless the Member has been expressly authorized by the Manager in writing to act as an agent of the Company as provided herein.

5.03 Meetings and Member Approvals. Meetings of the Members, for any purpose or purposes, may be held at the principal office of the Company, or at such other place, either within or without the State of Mississippi, and at such date and time, as may be designated in the notice thereof, or as may be fixed by the Members at a previous meeting thereof, or as may be unanimously agreed upon by the Members, which agreement may be indicated by the presence of Members at such meeting, either in person or by proxy, and may be called at any time by the Manager in its sole discretion. It shall be the duty of the Manager to call a meeting whenever so requested in one or more signed, dated and written demands for a meeting (describing the purpose or purposes for which it is to be held) delivered to the Manager by the Members holding a majority of the Governance Interests. No matter shall be proposed for action or other consideration at such meeting except as stated in the notice thereof delivered to the Members, unless unanimously approved by the Members. Notice meeting the requirements of Section 13.01 of this Agreement and stating the place, date and time of all Members’ meetings shall be given not less than ten (10) or more than sixty (60) days before the date of the meeting, by or at the direction of the Manager, to each Member, unless such notice shall be waived thereby. Notice of a meeting shall include a description of the purpose or purposes for which the meeting is called. Unless specified otherwise in this Agreement or required by the Act, the action of the Members shall be the approval of the Members having Governance Interests in excess of fifty percent (50%) of the Governance Interests of all the Members entitled to vote on, consent to, or approve a particular matter.

5.04 Quorum. The Members holding a majority of the Governance Interests entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Governance Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment thereof.

5.05 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without such a meeting if one or more written consents, describing the action so taken, shall be signed by Members having Governance Interests in excess of fifty percent (50%), or such higher percentage as required by this Agreement or the Act, of the Governance Interests of all the Members entitled to vote on, consent to or approve a particular matter, and delivered to the Manager for filing with the Company records. Such a consent is to have the same effect as a meeting vote and may be described as such in any document.

5.06 Meeting by Telephone. Any or all Members may participate in meetings by, or conduct the meeting through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting. A Member participating in a meeting by this means is deemed to be present in person at the meeting.

5.07 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond the Member’s respective Capital Contributions except as otherwise required by law.

5.08 Limitation of Member Liability. Each Member’s liability will be limited as set forth in this Agreement, the Act and other applicable law. In addition, a Member will not be personally liable for any debts or losses of the Company beyond his respective Capital Contributions, except as provided herein or as otherwise required by law.

ARTICLE 6

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

6.01 Capital Contributions. Each Member has made capital contributions to the Company as reflected in the books and records of the Company.

6.02 Capital Accounts.

(a) A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of Net Profits and Net Losses; and (4) allocations to such Member of income described in Section 705(a)(1)(B) of the Code. Each Member’s Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of expenditures described in Section 705(a)(2)(B) of the Code; and (4) allocations to the account of such Member of Company loss and deduction as set forth in such Regulations, taking into account adjustments to reflect book value.

(b) If a permitted sale or exchange of a Membership Interest or a Financial Interest in the Company occurs, the Capital Account of the transferor will become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest or Financial Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section 6.02 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Company’s accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 6.02 should be modified in order to comply with

Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 6.02, the method in which Capital Accounts are maintained will be so modified; provided, however, that any change in the manner of maintaining Capital Accounts will not materially alter the economic agreement between or among the Members.

(d) Upon liquidation of the Company (or any Member’s Membership Interest or Financial Interest Owner’s Financial Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members and Financial Interest Owners, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs. Liquidation proceeds will be paid within sixty (60) days of the end of the taxable year (or, if later, within one hundred twenty (120) days after the date of the liquidation.) The Company may offset damages for breach of this Agreement by a Member or Financial Interest Owner whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

6.03 Additional Capital Contributions. The Members will have no obligation to make any further Capital Contribution to the Company.

6.04 Withdrawal of Capital. A Member will not receive out of the Company’s property any part of the Member’s Capital Contribution until all liabilities of the Company, except liabilities owed to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them. A Member, irrespective of the nature of the Member’s Capital Contribution, has only the right to demand and receive cash in return for his Capital Contribution. The provisions of this Section 6.04 will have no effect on the Tax Distribution (defined below).

6.05 Interest, Priority and Return of Capital. No Member will be entitled to interest on his Capital Contribution or to the return of his Capital Contribution, except as otherwise specifically provided for in this Agreement. No Member or Financial Interest Owner shall have priority over any other Member or Financial Interest Owner, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions, provided that this section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

ARTICLE 7

ALLOCATIONS, INCOME TAX AND DISTRIBUTIONS

7.01 Allocations of Profits and Losses. The Net Profits, Net Losses, and other tax attributes of the Company shall be allocated among the Members in accordance with their respective Financial Interest in the Company, as of the date of such allocation. Net Profits or Net Losses allocable to any Member whose Financial Interest has been Transferred, in whole or in part, during any Fiscal Year, shall be allocated among the Financial Interest Owners of such Financial Interest during such Fiscal Year in proportion to their respective interests in such Financial Interest and their respective holding periods, without separate determination of the results of the Company’s operations during such periods.

7.02 Special Allocations to Capital Accounts. Notwithstanding Section 7.01 hereof:

(a) No allocations of loss, deduction and/or expenditures described in Section 705(a)(2)(B) of the Code will be charged to the Capital Accounts of any Member if such allocation would cause such Member to have a Deficit Capital Account. The amount of the loss, deduction and/or Code Section 705(a)(2)(B) expenditure which would have caused a Member to have a Deficit Capital Account will instead be charged to the Capital Accounts of any Members which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their interests in Company profits pursuant to Section 7.01.

(b) If any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4),(5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) will be specially credited to the Capital Account of such Member in an amount and manner sufficient to eliminate (to the extent required by the Treasury Regulations) the Deficit Capital Account so created as quickly as possible. This Section 7.02(b) is intended to be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(c) If any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and such Member’s share of minimum gain as defined in Section 1.704-2(g)(1) of the Treasury Regulations (which is also treated as an obligation to restore in accordance with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations), the Capital Account of such Member will be specially credited with items of Company income (including gross income) and gain in the amount of such excess as quickly as possible.

(d) Notwithstanding any other provision of this Section 7.02, if there is a net decrease in the Company’s minimum gain (as defined in Treasury Regulation Section 1.704-2(d)) during a taxable year of the Company, then, the Capital Accounts of each Member will be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member’s share of the net decrease in the Company’s minimum gain. This Section 7.02(d) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Treasury Regulations and will be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company’s minimum gain, the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Manager may in its discretion (and will, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Treasury Regulation Section 1.704-2(f)(4).

(e) Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company and are characterized as Member nonrecourse deductions under Section 1.704-2(i) of the Treasury Regulations will be allocated to the Members’ Capital Accounts in accordance with said Section 1.704-2(i) of the Treasury Regulations.

(f) Beginning in the first taxable year in which there are allocations of “nonrecourse deductions” (as described in Section 1.704-2(b) of the Treasury Regulations) such deductions will be allocated to the Members in accordance with, and as a part of, the allocations of Company profit or loss for such period.

(g) In accordance with Section 704(c)(1)(A) of the Code and Section 1.704-1(b)(2)(i)(iv) of the Treasury Regulations, if a Member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property will, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution.

(h) Pursuant to Section 704(c)(1)(B) of the Code, if any contributed property is distributed by the Company other than to the contributing Member within five (5) years of being contributed, then, except as provided in Section 704(c)(2) of the Code, the contributing Member will be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Member under Section 704(c)(1)(A) of the Code if the property had been sold at its fair market value at the time of the distribution.

(i) In the case of any distribution by the Company to a Member or Financial Interest Owner, such Member or Financial Interest Owner will be treated as recognizing gain in an amount equal to the lesser of:

(i) the excess (if any) of (A) the fair market value of the property (other than money) received in the distribution over (B) the adjusted basis of such Member’s Membership Interest or Financial Interest Owner’s Financial Interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

(ii) the Net Precontribution Gain (as defined in Section 737(b) of the Code) of the Member or Financial Interest Owner. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Financial Interest Owner under Section 704(c)(1)(B) of the Code if all property which (A) had been contributed to the Company within five (5) years of the distribution, and (B) is held by the Company immediately before the distribution, had been distributed by the Company to another Member or Financial Interest Owner. If any portion of the property distributed consists of property which had been contributed by the distributee Member or Financial Interest Owner to the Company, then such property will not be taken into account under this Section 7.02(i) and will not be taken into account in determining the amount of the Net Precontribution Gain. If the property distributed consists of an interest in an entity, the preceding sentence will not apply to the extent that the value of such interest is attributable to the property contributed to such entity after such interest had been contributed to the Company.

(j) In connection with a Capital Contribution of money or other property (other than a de minimis amount) by a new or existing Member or Financial Interest Owner as consideration for a Financial Interest or Membership Interest, or in connection with the liquidation of the Company or a distribution of money or other property (other than a de minimis amount) by the Company to a retiring Member or Financial Interest Owner as consideration for a Financial Interest or Membership Interest, the Capital Accounts of the Members will be adjusted to reflect a revaluation of Company property (including intangible assets) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). If under Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization and gain or loss with respect to such property will be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ shares of tax items under Section 704(c) of the Code.

(k) All recapture of income tax deductions resulting from sale or disposition of Company property will be allocated to the Member or Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

(l) Any credit or charge to the Capital Accounts of the Members pursuant to Section 7.02 (b), (c), and/or (d) hereof will be taken into account in computing subsequent allocations of profits and losses pursuant to Section 7.01, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 7.01 and 7.02 will to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article if the special allocations required by Sections 7.02(b), (c), and/or (d) hereof had not occurred.

7.03 Tax Distributions. Notwithstanding any provision herein to the contrary, in any calendar year the Company has calculable taxable income for such year (calculated as if the Company were taxable as a corporation for federal income tax purposes), on a quarterly basis the Company shall, make cash distributions to each Member such that each Member has received cash distributions at least equal to the product of (A) the portion of the Company’s calculable taxable income for such year which is attributable to such Member under this Agreement; and (B) forty percent (40%) (“Tax Distribution”). It is the intent of the Members that such Tax Distribution be sufficient for each Member (or each Member’s stockholders or other constituents) to pay federal and state income taxes attributable to such Member’s share of the Company’s taxable income for each calendar quarter. The Company shall indemnify the Members, including but not limited to reasonable attorney’s fees and expenses, for the Company’s failure to make the Tax Distributions.

7.04 Accounting Principles; Period. The Net Profits and Net Losses of the Company will be determined in accordance with accounting principles applied on a consistent basis using the method of accounting adopted by the Company. The Company’s accounting period will be the Fiscal Year.

7.05 Loans to Company. Nothing in this Agreement will prevent any Member or Manager from making secured or unsecured loans to the Company by agreement with the Company.

7.06 Compensation for Services. Upon agreement of the Manager, a Member may be compensated for the reasonable performance of services for or on behalf of the Company. Such compensation will be set without regard to the income or loss of the Company and will not be deemed an allocation of income or distribution of cash to such Member in his capacity as a Member. Reasonable compensation for business-related services pursuant to such authorization will be a deductible expense of the Company in determining the Net Profit or Net Loss allocable among the Members for federal and state income tax purposes.

ARTICLE 8

BOOKS, RECORDS, ACCOUNTS, AND RETURNS

8.01 Books. The Company will maintain at its principal place of business books of account that accurately record all items of income and expenditure relating to the business of the Company and that accurately and completely disclose the results of operations of the Company. Such books of account will be maintained in accordance with accounting principles applied on a consistent basis using the method of accounting adopted by the Company.

8.02 Records. The Company will maintain at its principal place of business the following records: (a) a current list of the full name and last known business, residence or mailing address of each Member and Financial Interest Owner, both past and present; (b) a copy of the Certificate and all Certificates of Amendment and Restatements thereof, together with executed copies of any powers of attorney pursuant to which any Certificate has been executed; (c) a copy of the Company’s then current Operating Agreement and all amendments thereto, together with copies of any operating agreements of the Company no longer in effect; (d) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and (e) unless contained in the Certificate or this Agreement copies of any writings setting out: (i) the amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute; (ii) the times at which or events on the happening of which any additional contributions agreed to be made by each Member are to be made; and (iii) any events upon the happening of which the Company is to be dissolved and its affairs wound up.

8.03 Returns and Other Elections. The Manager will cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the IRC and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

8.04 Inspection. Upon reasonable request, each Member and Financial Interest Owner will have the right, during ordinary business hours, to inspect and copy at the requesting Member’s expense (a) the statement of income and loss, the balance sheet and statement of cash flows of the Company for the preceding accounting period, and (b) a copy of all tax returns required to be filed or otherwise deemed necessary by the Company, or pertinent information from the returns, of the Company after the end of the Company’s Fiscal Year and after the filing of all such tax returns.

8.05 Tax Matters Partner. The Member will serve as tax matters partner for the Company as defined in IRC § 6231.

8.06 Bank Accounts. The Company will establish and maintain one or more separate accounts in the name of the Company in one or more federally insured depository institutions into which will be deposited all funds of the Company and from which all Company expenditures and other disbursements will be made. Funds may be drawn from such accounts on the signature of the Manager or his designee.

ARTICLE 9

TRANSFER RESTRICTIONS

9.01 Disposition. No Member or Financial Interest Owner may Transfer all or a portion of a Membership Interest or Financial Interest without compliance with this Section 9.01. No Membership Interest or Financial Interest or any part thereof shall be Transferred:

(a) unless the Members unanimously approve the Transfer in writing, which approval may be withheld at the Members’ sole discretion;

(b) if such Transfer, alone or when combined with other transactions, would result in a termination of the Company within the meaning of Section 708 of the Code;

(c) unless and until the Manager receives from the assignee the information and agreements that the Manager may reasonably require, including, but not limited to any taxpayer identification number and any agreement that may be required by any taxing jurisdiction;

(d) unless and until the transferor or assignee provides an opinion of counsel, which opinion and counsel shall be satisfactory to the Members, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the transfer of securities; and

(e) unless and until the Manager receives documentation of the assignment wherein the assignee agrees to be subject to and bound by all of the terms of this Agreement.

9.02 Transfers not in Compliance with this Article Void. Any attempted Transfer of a Membership Interest or Financial Interest, or any part thereof, not in compliance with Section 9.01 shall be, and is declared to be, null and void.

9.03 Section 754 Elections. In the event of a Transfer of all or any part of the Membership Interest or Financial Interest of a Member, the Manager, in its sole discretion, may make an election to adjust the basis of the Company’s assets pursuant to Section 754 of the IRC. The expenses incurred in making such election will be borne by the transferee.

ARTICLE 10

ADMISSION AND WITHDRAWAL

10.01 Additional Members. A Person may not acquire a Membership Interest directly from the Company or any Member and be admitted to the Company as a Member without the prior written consent of the Members holding a majority of the Governance Interests. No new Members will be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Manager may, at his option, at the time a new Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company’s tax year in which a new Member was admitted in accordance with the provisions of IRC § 706(d) and the Treasury Regulations promulgated thereunder.

10.02 Withdrawal of a Member. No Member may withdraw or resign from the Company without the prior written consent of both the Manager and the Members holding a majority of the Governance Interests.

ARTICLE 11

DISSOLUTION AND TERMINATION

11.01 Waiver of Action for Partition. Each Member and Financial Interest Owner irrevocably waives during the term of the Company any right that he may have to maintain any action for partition with respect to the property of the Company.

11.02 Dissolution. The Company will be dissolved and its affairs wound up, upon the occurrence of any of the following: (a) upon the date specified in the Certificate filed in the Office of the Secretary of State of Mississippi, if any; (b) upon the sale of all or substantially all of the assets of the Company and the distribution of all of the net proceeds therefrom; (c) at any time with the unanimous written consent of all of the Members; or (d) as may otherwise be provided by law.

11.03 Winding Up Affairs on Dissolution. Upon dissolution of the Company, the Manager of the Company will: (a) promptly notify all Members of such dissolution; (b) wind up the affairs of the Company; (c) prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Company; and (d) after paying or providing for the payment of all liabilities and obligations of the Company, distribute the assets of the Company as provided by the terms of this Agreement. The Manager will comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

11.04 Distribution Upon Dissolution. Upon dissolution of the Company and the sale of its assets, the proceeds of such sale or the assets of the Company shall be allocated in the following order: (a) first, to pay all outstanding liabilities and expenses of the Company, including liabilities to Members and Financial Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions; (b) next, to establish such reserves for unknown or contingent liabilities, including without limitation reserves for such matters as the Manager may deem necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Financial Interest Owners, the amounts of such reserves will be deemed to be an expense of the Company); (c) next, to each Member and Financial Interest Owner an amount equal to its Capital Account balance as of the date of dissolution (after giving effect to the allocation of all Net Profits or Net Losses realized upon dissolution) or a pro rata portion thereof if the total assets to be distributed is less than the total Capital Account balance of the Company; and (d) any remaining balance shall be distributed to the Members in proportion to their Financial Interests. The Manager will have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

11.05 Effect of Deficit Capital Account. Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treas. Reg. § 1.704-l(b)(2)(ii)(g), if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), the Member will have no obligation to make any Capital Contribution, and the negative balance of the Member’s Capital Account will not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

11.06 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member or Financial Interest Owner will look solely to the property of the Company for the return of his Capital Contribution. If the property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of one or more Members or Financial Interest Owners, such Members or Financial Interest Owners will have no recourse against any other Member.

11.07 Termination. The Company shall be terminated when the winding up of Company affairs has been completed following dissolution.

11.08 Continuation of the Company. Notwithstanding anything contained herein to the contrary, within sixty (60) days after the death, withdrawal, expulsion, dissolution, or bankruptcy of the last remaining Member, the Manager may admit one or more Persons as a Member of the Company pursuant to Section 79-29-301 of the Act in order to continue the business of the Company.

ARTICLE 12

INDEMNIFICATION OF MANAGERS AND OFFICERS

12.01 Indemnification of Managers and Officers. The Company shall to the extent of its assets indemnify and hold harmless the Manager and any officers for any liability incurred by the Manager or officer as a result of his being the Manager or officer of the Company or any acts taken by the Manager or officer on behalf of the Company, if: (1) he conducted himself in good faith; (2) he reasonably believed, in the case of conduct in his official capacity with the

Company, that his conduct was in the Company’s best interest; and in all other cases, that his conduct was at least not opposed to the Company’s best interest; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. The Company shall indemnify its employees and other agents who are not Managers or officers to the fullest extent permitted by law, provided that the indemnification in any given situation is approved by Members owning a majority of the Governance Interests.

ARTICLE 13

MISCELLANEOUS

13.01 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement will be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to the executive officer of the party to whom same is directed or, if sent by registered or certified mail, postage prepaid, addressed to the party’s address as such addresses are reflected in the records of the Company. Except as otherwise provided in this Agreement, any such notice will be deemed to be given when personally delivered or three (3) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as provided above.

13.02 Headings. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions.

13.03 Amendments. This Agreement and the Certificate may be amended from time to time by the Members upon unanimous written consent.

13.04 Waivers; Severability. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement will not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation. If any provision of this Agreement or its application to any Person or circumstance will be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and its application will not be affected and will be enforceable to the fullest extent permitted by law.

13.05 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

13.06 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Agreement will be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

13.07 Creditors. This Agreement is entered into for the exclusive benefit of the Manager and Members, and their successors and assignees. None of the provisions of this Agreement will be for the benefit of or enforceable by any creditors of the Company.

13.08 Applicable Law. The affairs of the Company and the conduct of its business will be governed by the provisions of this Agreement to the extent such provisions are not in conflict with the Act or the Certificate of the Company. This Agreement, and the application and interpretation thereof, will be governed exclusively by its terms and by the laws of the State of Mississippi.

13.09 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

13.10 Entire Agreement. The Prior Operating Agreement is amended and restated in its entirety as provided herein. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. The Agreement supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, including, without limitation, the Prior Operating Agreement.

{SIGNATURE PAGE TO FOLLOW}

SIGNATURE PAGE FOR

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

OF

PERFORMANCE DRILLING COMPANY LLC

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the date set forth below, effective as of the Effective Date.

MEMBER:

SAJAC O & G INVESTORS LLC

By:
Name:
Title:

Date:

EXHIBIT “A”

MEMBERS; MEMBERSHIP INTEREST

(As of             , 2014)

	MEMBERSHIP INTEREST
Member	Governance Interest (%)	Financial Interest (%)
SAJAC O & G Investors LLC	100%	100%